Exhibit 99.1
Press Release Dated July 17, 2007

NEWS RELEASE
July 17, 2007

Farmers Capital Bank Corporation Announces Higher Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) reported income from continuing operations of $9.5 million for the six months ended June 30, 2007, an increase of $1.7 million or 21.0% compared to $7.9 million reported for the six months ended June 30, 2006.  Basic and diluted income per share from continuing operations was $1.21 for the current six months, an increase of $.14 or 13.1% (basic) and $.15 or 14.2% (diluted) compared to their respective amounts of $1.07 and $1.06 a year earlier.  For the three months ended June 30, 2007, income from continuing operations was $4.9 million, an increase of $1.0 million or 26.7% compared to $3.9 million for the same period in 2006.  Basic and diluted income per share from continuing operations was $.62 for the current three months, an increase of $.10 or 19.2% compared to $.52 in the same three-month period a year ago.

Net income was $9.5 million for the six months ended June 30, 2007, an increase of $825 thousand or 9.5% compared to $8.7 million reported for the six months ended June 30, 2006.  Basic and diluted net income per share was $1.21 for the current six months, an increase of $.03 or 2.5% (basic) and $.04 or 3.4% (diluted) compared to $1.18 and $1.17 a year earlier.  For the three months ended June 30, 2007, net income was $4.9 million, an increase of $606 thousand or 14.1% compared to $4.3 million for the same period in 2006.  Basic and diluted net income per share was $.62 for the current three months, an increase of $.04 or 6.9% compared to $.58 in the same three-month period a year ago.

Although net income in dollar terms increased 14.1% and 9.5% in the three and six-month comparisons, respectively, net income on a per share diluted basis increased by a lower amount of 6.9% and 3.4%.  The increase in net income on a per share basis is lower due to the effect of an additional 464 thousand shares issued in connection with the acquisition of Citizens National Bancshares, Inc., the parent company of Citizens Bank of Jessamine County (“Citizens Bank”). The operating results related to Citizens Bank, acquired on October 1, 2006, generally increased reported income and expense line items in the current three and six-month periods compared to a year ago since there are no operating results attributed to Citizens Bank in the comparable period.  Net loans and deposits acquired from Citizens Bank on the date of purchase were $120 million and $139 million, respectively.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its former wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky.  During the third quarter of 2006, the Company also committed to a plan of sale of the Bath County branches of its wholly-owned subsidiary Farmers Bank & Trust Company.  Both sales were closed during the fourth quarter of 2006. Prior period results included herein have been reclassified to conform to the current presentation which displays the financial position and operating results of KBC and Bath County as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to the Company’s continuing operations.

The increase in net income for the three and six months ended June 30, 2007 is primarily related to an increase in net interest income that was led by the Citizens Bank acquisition. Net interest income was $14.9 million and $28.9 million in the current three and six-month periods ended June 30, 2007. This represents an increase of $2.6 million or 21.3% and $4.4 million or 17.9% compared to the same periods a year ago. The increase in net interest income in each period is primarily due to higher interest on loans of $6.0 million or 32.9% (three months) and $11.4 million or 32.1% (six months), partially offset by $3.9 million or 53.4% (three months) and $8.1 million or 57.6% (six months) higher interest expense on deposits. The Citizens Bank acquisition accounted for $1.4 million and $2.8 million of the increase in net interest income in the three and six-month periods, respectively, including $2.4 million (three months) and $4.7 million (six months) higher interest from loans partially offset by $1.3 million (three months) and $2.5 million (six months) higher interest expense on deposits.

The provision for loans losses was $330 thousand in the current three-month period, an increase of $377 thousand compared to a negative provision of $47 thousand in the same three-month period a year ago. For the current six-month period, the Company recorded a negative loan loss provision of $166 thousand compared to a negative loan loss provision of $81 thousand a year earlier.  The Company’s nonperforming loans and net charge-offs are up in the current quarter compared to the first quarter of 2007, although still at relatively low levels. In addition, at June 30, 2007 loans, net of unearned income, are up $48.6 million and $73.3 million compared to March 31, 2007 and December 31, 2006, respectively. Annualized net charge-offs as a percentage of average net loans outstanding were .095% for the six months ended June 30, 2007, relatively unchanged from 0.105% at year-end 2006. As a percentage of net loans outstanding, the allowance for loan losses was .89% as of June 30, 2007 compared to .92% and 1.0% at March 31, 2007 and December 31, 2006, respectively.

Noninterest income was $6.1 million and $11.8 million in the current quarter and six-month periods, an increase of $1.1 million or 22.4% and $1.7 million or 17.2% in the comparable periods of a year earlier. The increase in noninterest income was driven by the previously mentioned Citizens Bank acquisition and the acquisition of the Military Allotment operation of PNC Bank, National Association that occurred during January, 2007. The Citizens Bank acquisition accounted for an additional $407 thousand and $773 thousand of noninterest income during the current three and six months periods; the Military Allotment acquisition accounted for an additional $968 thousand and $1.7 million of noninterest income during the current three and six month periods. The increase in fee income from these acquisitions offset revenue declines experienced in other line items from previously existing operations.

Noninterest expenses increased $1.9 million or 15.1% and $3.7 million or 14.9% for the current three and six-month periods compared to the same periods a year earlier. The increase in noninterest expenses is due mainly to higher personnel costs and intangible amortization. Salaries and employee benefits were up $1.0 million or 15.8% and $1.7 million or 12.4% in the three and six-month comparisons, respectively, as the average number of full time equivalent employees rose to 588 from 537 in the three-month comparison and to 584 from 530 in the six-month comparison. Amortization of intangibles increased $401 thousand or 89.7% and $773 thousand or 86.6% in the three and six-month comparisons, respectively, and is attributed to the additional customer list and core deposit intangible assets resulting from the Citizens Bank and Military Allotment acquisitions. Combined other noninterest expenses had a net increase of $434 thousand or 8.0% and $1.3 million or 11.9% in the three and six-month comparisons and occurred across a broad range of categories.  These increases are generally attributed to the Company’s recent acquisitions. The effective income tax rate increased to 22.3% from 20.0% in the three-month comparison and was 22.2% for the current six-month period compared to 19.3% a year earlier.

Income from discontinued operations was $428 thousand and $830 thousand for the three and six-month periods ended June 30, 2006. There were no discontinued operations in the current-year periods presented since all discontinued operations were disposed of during the fourth quarter of 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest income	$28,511	$21,670	$55,913	$42,553
Interest expense	13,661	9,428	26,968	17,995
Net interest income	14,850	12,242	28,945	24,558
Provision for loan losses	330	(47)	(166)	(81)
Net interest income after provision for loan losses	14,520	12,289	29,111	24,639
Noninterest income	6,108	4,991	11,775	10,047
Noninterest expenses	14,309	12,434	28,647	24,941
Income from continuing operations before income tax expense	6,319	4,846	12,239	9,745
Income tax expense from continuing operations	1,407	968	2,717	1,878
Income from continuing operations	4,912	3,878	9,522	7,867
Income from discontinued operations before income tax expense		598		1,165
Income tax expense from discontinued operations		170		335
Income from discontinued operations		428		830
Net income	$4,912	$4,306	$9,522	$8,697

Per common share:
Income from continuing operations - basic	$.62	$.52	$1.21	$1.07
Income from discontinued operations – basic		.06		.11
Net income per common share - basic	.62	.58	1.21	1.18

Income from continuing operations – diluted	.62	.52	1.21	1.06
Income from discontinued operations – diluted		.06		.11
Net income per common share - diluted	.62	.58	1.21	1.17

Cash dividend declared	.33	.33	.66	.66

Weighted average shares outstanding - basic	7,884	7,378	7,888	7,381
Weighted average shares outstanding - diluted	7,892	7,400	7,899	7,404

			June 30, 2007	June 30, 2006
Cash and cash equivalents			$114,503	$123,019
Investment securities			310,931	277,910
Loans, net of allowance of $11,252 (2007) and $10,606 (2006)			1,259,853	1,012,714
Assets of discontinued operations				141,054
Other assets			163,013	118,556
Total assets			$1,848,300	$1,673,253

Deposits			$1,451,241	$1,182,945
Federal funds purchased and securities sold under agreements to repurchase			101,041	94,174
Other borrowings			91,011	84,612
Liabilities of discontinued operations				143,011
Other liabilities			24,080	13,345
Total liabilities			1,667,373	1,518,087

Shareholders’ equity			180,927	155,166
Total liabilities and shareholders’ equity			$1,848,300	$1,673,253

Consolidated Financial Highlights-continued[1]
	June 30, 2007	June 30, 2006
End of period book value per share[2]	$22.94	$20.96
End of period share value	28.93	32.75
End of period dividend yield[3]	4.56%	4.03%

Averages for the six months ended June 30,	2007	2006
Assets	$1,846,233	$1,541,066
Deposits	1,459,898	1,206,658
Loans, net of unearned interest	1,227,574	989,200
Shareholders' equity	179,222	154,373

Return on average assets	1.04%	1.03%
Return on average equity	10.71%	10.28%

1Discontinued operations have been excluded from the prior year amounts.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared divided by the end of period share value.